Exhibit 10.7

PREFERRED SHARE REPURCHASE AND CANCELLATION AGREEMENT

THIS PREFERRED SHARE REPURCHASE AND CANCELLATION AGREEMENT (this “Agreement”), dated as of September 10, 2026, is made by and among Abits Group Inc., a British Virgin Islands company (the “Company”), and ARC Group International Ltd., a company incorporated in Hong Kong with limited liability (the “Seller”). Each of the foregoing may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company is a publicly traded company whose ordinary shares of capital stock, no par value (the “Ordinary Shares”), are listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol: ABTS;

WHEREAS, the Company has an unlimited number of preferred shares of stock, no par value (the “Preferred Shares”), authorized under its memorandum and articles of association (as amended and restated from time to time, the “M&A”), of which 333,333 Preferred Shares are issued and outstanding (the “Subject Preferred Shares”);

WHEREAS, the Subject Preferred Shares were acquired by the Seller pursuant to that certain Securities Purchase Agreement, dated as of August 5, 2026, by and among the Seller, Conglin (Forrest) Deng, BBI, Alwin Creative Inc., and the Company (the “SPA”), and such Subject Preferred Shares are held of record by Bridgeforrest (BVI) Inc. (“BBI”), which is beneficially owned by the Seller;

WHEREAS, the Seller desires to sell to the Company, and the Company desires to repurchase and acquire from the Seller, all of the Subject Preferred Shares, upon the terms and subject to the conditions set forth in this Agreement, following which the Company will immediately cancel the Subject Preferred Shares;

WHEREAS, the board of directors of the Company (the “Board”) has determined that the repurchase, acquisition and cancellation of the Subject Preferred Shares and the payment of the consideration therefor are in the best interests of the Company and are fair and reasonable to the Company and its remaining members; and

WHEREAS, the repurchase and acquisition of the Subject Preferred Shares and the incurrence of the payment obligations contemplated hereby are subject to the Board’s determination, on reasonable grounds and by separate resolution, that immediately after giving effect to such repurchase and acquisition and the payment obligations contemplated hereby, (i) the value of the Company’s assets will exceed its liabilities and (ii) the Company will be able to pay its debts as they fall due, in accordance with the M&A and the BVI Business Companies Act, 2004, as amended (the “BVI Act”) (such requirement, the “Solvency Test”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the SPA. As used in this Agreement,

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banking institutions in New York, New York, Hong Kong, or the British Virgin Islands are authorized or obligated by law or executive order to close;

“Commission” or the “SEC” means the United States Securities and Exchange Commission;

“Encumbrance” means any lien, pledge, security interest, charge, claim, option, right of first refusal, preemptive right, mortgage, hypothecation, encumbrance, or other restriction or limitation of any nature whatsoever.

“PIPE/ELOC Financing” means the Company’s September 2026 financing transaction, consisting of (i) the issuance and sale of promissory notes pursuant to a securities purchase agreement and related transaction documents and (ii) the entry into an equity line of credit arrangement, including an equity purchase agreement, registration rights agreement, transfer agent instruction letter and related documents, in each case as entered into or to be entered into by the Company in September 2026 and as further described in the Company’s filings with the Commission or otherwise designated in writing by the Company.

ARTICLE II

REPURCHASE, ACQUISITION AND CANCELLATION

2.1 Repurchase and Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date, the Seller shall sell, assign, transfer, convey, and deliver to the Company, and the Company shall repurchase and acquire from the Seller, all of the Seller’s right, title, and interest in and to the Subject Preferred Shares, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable federal and state securities Laws). The Parties acknowledge and agree that the transaction contemplated by this Agreement is structured as a repurchase and acquisition of the Subject Preferred Shares by the Company followed by the immediate cancellation thereof, and is not a redemption of the Subject Preferred Shares.

2.2 Cancellation. Immediately following the repurchase and acquisition of the Subject Preferred Shares at the Closing, the Company shall cancel all of the Subject Preferred Shares such that no Preferred Shares remain issued or outstanding, and shall cause its register of members and all applicable corporate records to be updated to reflect such cancellation.

2.3 No Limitation on Future Issuance. The cancellation of the Subject Preferred Shares pursuant to Section 2.2 shall not amend, limit, reduce, or otherwise affect the authority of the Company under its M&A to authorize, create, or issue preferred shares (including further Preferred Shares) at any time in the future. Following the cancellation, the Company shall retain its full authority under the M&A to issue preferred shares.

ARTICLE III

CONSIDERATION

3.1 Repurchase Price. The aggregate consideration for the repurchase and acquisition of the Subject Preferred Shares shall be US$7,000,000 (the “Repurchase Price”), payable by the Company as follows:

(a) US$5,000,000 in cash, payable at the Closing by wire transfer of available funds to one or more accounts designated in writing by the Seller within three (3) Business Days after the Closing (the “Closing Payment”);

(b) US$1,000,000 in cash (the “First Deferred Payment”), payable within three (3) Business Days after the date on which the Company receives the Tranche 2 of financing proceeds under the PIPE/ELOC Financing; and

(c) US$1,000,000 in cash (the “Second Deferred Payment” and, together with the First Deferred Payment, the “Deferred Payments”), payable within three (3) Business Days after the date on which the Company receives the Tranche 3 of financing proceeds under the PIPE/ELOC Financing.

3.2 No Interest. The Deferred Payments shall not bear interest, accrue any premium, penalty or other return, or be subject to any adjustment, increase or accretion for the passage of time, delay in payment, or any other reason, except as expressly provided in this Agreement.

3.3 Remedies for Non-Payment. If any Deferred Payment is not paid when due, the Seller may deliver written notice of such non-payment to the Company, and the Company shall have a cure period of ten (10) Business Days following receipt of such notice to make the applicable payment in full. If the Company fails to make such payment within such cure period, the Seller shall be entitled to pursue any and all remedies available at law or in equity to collect the unpaid amount actually due, including reasonable attorneys’ fees and costs of collection; provided, however, that (a) in no event shall the failure to pay any Deferred Payment entitle the Seller to rescind the repurchase and acquisition of the Subject Preferred Shares, unwind the transactions contemplated hereby, or cause the reinstatement or reissuance of the Subject Preferred Shares, all of which remedies are hereby expressly waived; (b) no Deferred Payment shall be accelerated, and no amount not yet due and payable shall become due, unless the Company expressly agrees in writing; and (c) in no event shall the Company be liable for any consequential, special, incidental, indirect, punitive, exemplary, or lost-profit damages arising out of or relating to any failure to pay any Deferred Payment, all of which are hereby expressly waived. The delivery of the written notice and the expiration of the cure period described in this Section 3.3 shall be a condition precedent to the commencement of any claim or proceeding by the Seller in respect of any unpaid Deferred Payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Company to enter into this Agreement and to consummate the transactions provided for herein, the Seller hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

4.1 Title. The Seller is the beneficial owner of all of the Subject Preferred Shares and has good and valid title to the Subject Preferred Shares, free and clear of all Encumbrances, other than restrictions on the transfer of securities imposed by the Securities Act and applicable state securities Laws. BBI is the record owner of the Subject Preferred Shares. Upon delivery of and payment for the Subject Preferred Shares in accordance with this Agreement, the Company will acquire good and valid title to the Subject Preferred Shares, free and clear of all Encumbrances.

4.2 Authority; Enforceability. The Seller has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity.

4.3 No Conflicts; No Consents. The execution, delivery, and performance by the Seller of this Agreement do not and will not (a) violate or conflict with its organizational documents, (b) result in the creation or imposition of any Encumbrance upon the Subject Preferred Shares, or (c) violate or conflict with any Law applicable to it. No consent, approval, authorization, order, or filing with any Governmental Authority or other Person is required to be obtained or made by the Seller in connection with the execution, delivery, and performance of this Agreement, other than those that have been obtained or made prior to the date hereof or as otherwise disclosed to the Company.

4.4 No Transfer Restrictions or Conflicting Rights. The Seller is not a party to any voting agreement, voting trust, proxy, shareholders’ agreement, registration rights agreement (other than as contemplated by the SPA), or other agreement or understanding, and there are no transfer restrictions or required consents, with respect to the voting, transfer, or cancellation of the Subject Preferred Shares, in each case other than those disclosed to or obtained by the Company on or prior to the Closing.

4.5 Record Ownership; Authority to Transfer. BBI is the current record owner of the Subject Preferred Shares, and the Seller is the beneficial owner of all of the Subject Preferred Shares. The record transfer of the Subject Preferred Shares from BBI to the Seller is expected to occur following the date hereof, and the Seller agrees that, upon becoming the record owner, it shall sell, assign, transfer, convey, deliver, and surrender all of the Subject Preferred Shares to the Company for cancellation, free and clear of all Encumbrances. The Seller has full right, power, and authority to do the foregoing.

4.6 No Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage fee, finder’s fee, commission, or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

4.7 Sophistication; Independent Advice. The Seller is a sophisticated party with such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated hereby, has had the opportunity to consult with, and has received advice from, its own legal, tax, and financial advisors, and has entered into this Agreement freely and voluntarily.

4.8 No Reliance. The Seller is not relying upon, and has not relied upon, any statement, representation, warranty, projection, forecast, or other information made or provided by the Company or any of its Affiliates or representatives (other than the representations and warranties of the Company expressly set forth in Article V), or upon any undisclosed promise or inducement, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby.

4.9 Tax Matters. The Seller is and will be responsible for any taxes imposed on it arising out of or resulting from the consummation of the transactions contemplated hereby, and no such taxes are the responsibility of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Seller to enter into this Agreement and to consummate the transactions provided for herein, the Company hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

5.1 Organization and Good Standing. The Company was incorporated in the British Virgin Islands and is duly organized, validly existing, and in good standing under the Laws of the British Virgin Islands, and has all requisite corporate power and authority to own its properties and to conduct its business as presently conducted.

5.2 Authority; Due Authorization; Enforceability. The Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including by the Board. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity.

5.3 Compliance with M&A and Law. The execution, delivery, and performance by the Company of this Agreement, and the repurchase, acquisition, and cancellation of the Subject Preferred Shares, comply with the M&A, the BVI Act, and all other applicable Law.

5.4 Future Issuance Authority. The cancellation of the Subject Preferred Shares will not amend, limit, or otherwise impair the Company’s authority under the M&A to authorize, create, or issue preferred shares in the future.

ARTICLE VI

CLOSING; CLOSING DELIVERABLES

6.1 Closing. The closing of the repurchase, acquisition, and cancellation of the Subject Preferred Shares (the “Closing”) shall take place virtually by the exchange of counterpart signature pages via electronic mail or portable document format (.pdf) on September 10, 2026, or at such other time, date, and location as the Parties may mutually agree in writing (such actual date, the “Closing Date”).

6.2 Deliverables of the Seller. At or prior to the Closing, the Seller shall deliver, or cause to be delivered, to the Company: (a) this Agreement, duly executed by the Seller; (b) evidence reasonably satisfactory to the Company of the Seller’s authority to enter into and perform this Agreement and to transfer and surrender the Subject Preferred Shares, consistent with the representation in Section 4.2; (c) the share certificate(s) representing the Subject Preferred Shares, if certificated, duly endorsed in blank or accompanied by duly executed instruments of transfer, or, if such certificate(s) have been lost, a lost certificate affidavit and indemnity in form reasonably satisfactory to the Company; (d) written wire instructions for payment of the applicable portion of the Repurchase Price; (e) any separate consent, surrender instruction, transfer instrument, cancellation instruction or other document required by the Company’s registered agent, transfer agent or BVI counsel to effect the transfer, surrender and cancellation of the Subject Preferred Shares; and (f) such other documents as may be reasonably requested by the Company to consummate the transactions contemplated hereby, including any authorizations or stock powers from BBI.

6.3 Deliverables of the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Seller: (a) this Agreement, duly executed; (b) certified copies of resolutions of the Board authorizing this Agreement and the transactions contemplated hereby; (c) evidence of the Closing Payment; (d) written instructions to the Company’s registered agent and/or transfer agent to cancel the Subject Preferred Shares and update the register of members; (e) an updated register of members or other evidence of the cancellation of the Subject Preferred Shares; (f) if required, a confirmation or legal opinion of British Virgin Islands counsel with respect to the corporate authority, repurchase, cancellation, solvency, and register-of-members matters; and (g) such other documents as may be reasonably requested by the Seller.

6.4 Conditions to the Company’s Obligations. The obligation of the Company to consummate the repurchase, acquisition and cancellation of the Subject Preferred Shares is subject to the satisfaction, or waiver by the Company in its sole discretion, of the following conditions on or prior to the Closing Date: (a) the Board shall have duly authorized and approved this Agreement and the transactions contemplated hereby, and shall have determined, on reasonable grounds, that the Company satisfies the Solvency Test immediately after giving effect to the repurchase and acquisition of the Subject Preferred Shares, the incurrence of the payment obligations under this Agreement and each payment of any portion of the Repurchase Price; (b) ARC shall be the record and beneficial owner of, and shall have full right, power and authority to sell, transfer, surrender and deliver, the Subject Preferred Shares to the Company; (c) the Company shall have received evidence reasonably satisfactory to it that ARC is reflected as the holder of the Subject Preferred Shares in the Company’s register of members and/or applicable transfer agent records; (d) ARC shall have delivered the share certificate(s) representing the Subject Preferred Shares, if certificated, duly endorsed in blank or accompanied by duly executed instruments of transfer, or, if such certificate(s) have been lost, a lost certificate affidavit and indemnity in form reasonably satisfactory to the Company, together with the other deliverables set forth in Section 6.2; (e) the Subject Preferred Shares shall be free and clear of all Encumbrances, claims, restrictions, proxies, voting agreements, options, rights of first refusal, preemptive rights and other adverse rights; (f) the Company shall have received all consents, approvals, transfer agent or registered agent documentation, BVI counsel confirmations and other documents reasonably required by the Company to effect the repurchase, surrender and cancellation of the Subject Preferred Shares; (g) no Law, order, Nasdaq requirement, contractual restriction or other legal impediment shall be in effect that prohibits, makes illegal, or materially delays the repurchase, acquisition, surrender or cancellation of the Subject Preferred Shares or the payment of the Repurchase Price; and (h) the representations and warranties of ARC shall be true and correct in all material respects as of the Closing Date, and ARC shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

6.5 Waiver of Conditions. The Company may, in its sole discretion, waive any one or more of the conditions set forth in Section 6.4, in whole or in part, at any time on or prior to the Closing Date. No such waiver shall constitute a waiver of any other condition or of any right or remedy of the Company, and the Company’s consummation of the Closing shall not be deemed a waiver of any breach of any representation, warranty, covenant, or agreement of the Seller.

ARTICLE VII

COVENANTS

7.1 Further Assurances. Each Party shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated hereby, including the cancellation of the Subject Preferred Shares and the updating of the register of members.

7.2 Public Disclosure. No Party shall issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties, except that any Party may make any disclosure it believes in good faith is required by applicable Law, the rules of the SEC, or Nasdaq listing standards, in which case the disclosing Party shall use commercially reasonable efforts to consult with the other Parties prior to making such disclosure. The Parties shall cooperate in connection with the preparation of any filings or disclosures required under the Exchange Act, the Securities Act, or Nasdaq rules in connection with the transactions contemplated hereby.

7.3 Release. Effective as of the Closing, and except with respect to the right to receive the Deferred Payments and the other obligations of the Company under this Agreement, the Seller, on behalf of itself and its Affiliates, successors, and assigns, hereby releases and forever discharges the Company and its Affiliates, officers, directors, employees, agents, successors, and assigns from any and all claims, demands, and causes of action arising out of or relating to the ownership of the Subject Preferred Shares. Nothing in this Section 7.3 shall release or impair the Seller’s right to receive the Deferred Payments or to enforce this Agreement.

7.4 Seller Cooperation. From and after the Closing, the Seller shall reasonably cooperate with the Company, at the Company’s request, in connection with the cancellation of the Subject Preferred Shares, the updating of the register of members and applicable corporate records, any transfer agent or registered agent requests, any disclosures or filings required under the Exchange Act, the Securities Act, or Nasdaq rules, the delivery of customary tax forms, and any other further assurances reasonably necessary or desirable to give effect to the transactions contemplated hereby.

7.5 No Challenge. From and after the Closing, the Seller shall not, directly or indirectly, challenge, contest, object to, seek to unwind or rescind, or otherwise interfere with the repurchase, acquisition, or cancellation of the Subject Preferred Shares or any of the transactions contemplated by this Agreement.

7.6 No Assertion of Rights. From and after the Closing, the Seller shall not assert, exercise, or seek to enforce any voting, dividend, distribution, liquidation, conversion, consent, preemptive, registration, or other right, benefit, or remedy with respect to the Subject Preferred Shares, all of which shall terminate upon the cancellation thereof, except for the contractual right to receive the Deferred Payments if, when, and to the extent they become due and payable in accordance with Article III.

7.7 Register of Members. The Company shall use commercially reasonable efforts, promptly following the Closing, to cause its registered agent and/or transfer agent to update the Company’s register of members and applicable corporate records to reflect the cancellation of the Subject Preferred Shares.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given in accordance with the notice provisions of the SPA, or to such other addresses as a Party may designate by like notice, with notices to the Company addressed to Abits Group Inc., Level 24, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong SAR, Attn: Chief Executive Officer, and notices to the Seller addressed to ARC Group International Ltd., 1539 Nanjing West Road, Office Tower 2, Floor 43, Kerry Center, 200040 Shanghai, China, Attn: Mac McDonald.

8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York; provided, however, that all matters relating to the corporate authority of the Company, the repurchase, acquisition, and cancellation of the Subject Preferred Shares, the Solvency Test, and the register of members shall be governed by, and construed in accordance with, the Laws of the British Virgin Islands, unless British Virgin Islands counsel instructs otherwise.

8.3 Entire Agreement. This Agreement, together with the SPA and the other Transaction Documents (as defined in the SPA) to the extent applicable, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, and representations between the Parties with respect to the subject matter hereof.

8.4 Amendment; Waiver. This Agreement may be amended, modified, or supplemented only by a written instrument executed by each of the Parties. No waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

8.5 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.6 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties.

8.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. This Agreement may be executed and delivered by facsimile signature, PDF, or any electronic signature complying with the U.S. federal ESIGN Act of 2000.

IN WITNESS WHEREOF, the Parties have executed this Preferred Share Repurchase and Cancellation Agreement as of the date first written above.

THE COMPANY:

Abits Group Inc.

By:
Print Name: Stephen Faucetta
Title:	Chief Investment Officer

SELLER:

ARC Group International Ltd.

By:
Print Name: Abraham Cinta
Title:	CEO